Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of November 1, 2022, by and among Hightimes Holding Corp., a Delaware corporation (“HTHC”), HT Red LLC, a Delaware limited liability company and wholly-owned subsidiary of HTHC (“Buyer”), MXY Holdings Inc., a Delaware corporation (“MXY Holdings”), Anacapa CA LLC, a California limited liability company (“Anacapa”), MXY Ancillary Holdings, LLC, a Nevada limited liability company (“MXY Ancillary”); MXY License Holdings, LLC, a California limited liability company (“MXY License”), and SMB Law Group LLP, a Texas limited liability partnership, as escrow agent (the “Escrow Agent”). Each of HTHC, Buyer, MXY Holdings, Anacapa, MXY Ancillary, and MXY License shall from time to time be referred to herein individually as a “Party” or, collectively, the “Parties”.

WHEREAS, HTHC, Buyer, and Anacapa have entered into: (i) that certain Membership Interest Purchase Agreement (the “Pure CA MIPA”), dated November 1, 2022, with respect to the sale of 100% of the membership interests in Pure CA, LLC, a California limited liability company (“Pure CA”); and (ii) that certain Membership Interest Purchase Agreement (the “Calaveras MIPA”), dated November 1, 2022, with respect to the sale of 100% of the membership interests in Pure Calaveras, LLC, a California limited liability company (the “Calaveras”);

WHEREAS, HTHC, Buyer, and MXY Ancillary have entered into that certain Membership Interest Purchase Agreement (the “MLK MIPA”), dated November 1, 2022, with respect to the sale of 100% of the membership interests in MXY Property Holdings, LLC, a Nevada limited liability company (the “MLK”);

WHEREAS, HTHC, Buyer, Anacapa and MXY License have entered into that certain Membership Interest Purchase Agreement, dated November 1, 2022, with respect to the sale of 100% of the membership interests in Sapphire Enterprises LLC, a California limited liability company (the “Sapphire MIPA”)

WHEREAS, Pure CA and Seven Ten Holdings, LLC, a Nevada limited liability company (“Seven Ten”), have entered into that certain License to Use Brand Agreement, dated as of November 1, 2022 (the “License Agreement” and, together with the Pure CA MIPA, the Calaveras MIPA, the MLK MIPA and the Sapphire MIPA, the “Transaction Agreements”);

WHEREAS, pursuant to the Pure CA MIPA, HTHC has agreed to deliver 609,090 shares (the “Pure CA Equity Consideration”) of Series A Common Stock, par value $0.001 per share, of HTHC (“HTHC Common Stock”) into escrow with the Escrow Agent, and Anacapa has agreed to deliver a Membership Interest Assignment (the “Pure CA Interest Assignment”) with respect to 100% of the membership interests in Pure CA into escrow with the Escrow Agent, in each case pending the Second Closing under the Pure CA MIPA;

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WHEREAS, pursuant to the Calaveras MIPA, HTHC has agreed to deliver 27,272 shares (the “Calaveras Equity Consideration”) of HTHC Common Stock into escrow with the Escrow Agent, and Anacapa has agreed to deliver a Membership Interest Assignment with respect to 100% of the membership interests in Calaveras (the “Calaveras Interest Assignment”) into escrow with the Escrow Agent, in each case pending the Second Closing under the Calaveras MIPA;

WHEREAS, pursuant to the MLK MIPA, HTHC has agreed to deliver 363,636 shares (the “MLK Equity Consideration”) of HTHC Common Stock into escrow with the Escrow Agent, and MXY Ancillary has agreed to deliver a Membership Interest Assignment with respect to 100% of the membership interests in MLK (the “MLK Interest Assignment”) into escrow with the Escrow Agent, in each case pending the Second Closing under the MLK MIPA;

WHEREAS, pursuant to the Sapphire MIPA, HTHC has agreed to deliver 272,727 shares (the “Sapphire Equity Consideration”) of HTHC Common Stock into escrow with the Escrow Agent, and Anacapa and MXY License has agreed to deliver a Membership Interest Assignment with respect to 84.075% of the membership interests in Sapphire collectively held by Anacapa and MXY License (the “Sapphire Interest Assignment”) into escrow with the Escrow Agent, in each case pending the Second Closing under the Sapphire MIPA;

WHEREAS, pursuant to the License Agreement, HTHC has agreed to deliver 90,909 shares (the “License Equity Consideration”) of HTHC Common Stock into escrow with the Escrow Agent pending the Second Closing under the Pure CA MIPA;

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Escrow Deposits.

(a) On the date hereof and contemporaneously with the execution hereof, HTHC shall deposit with the Escrow Agent (i) the Pure CA Equity Consideration, (i) the Calaveras Equity Consideration, (iii) the MLK Equity Consideration, (iv) the Sapphire Equity Consideration, and (v) the License Equity Consideration (collectively, the “Escrowed HTHC Shares”). The Escrow Agent shall promptly acknowledge receipt of electronic copies of the Escrowed HTHC Shares on the date hereof, and thereafter promptly upon receipt of the original share certificates of the Escrowed HTHC Shares. The Escrowed HTHC Shares shall at all times during the term of this Agreement be held in a fireproof safe not accessible to the public. The Escrowed HTHC Shares shall be held by the Escrow Agent in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Escrowed HTHC Shares except in accordance with the express terms and conditions of this Agreement.

(b) On the date hereof and contemporaneously with the execution hereof, (i) Anacapa shall deposit with the Escrow Agent the Pure CA Interest Assignment, and the Calaveras Interest Assignment; (ii) MXY Ancillary shall deposit with the Escrow Agent the MLK Interest Assignment and (iii) Anacapa and MXY License shall deposit with the Escrow Agent the Sapphire Interest Assignment reflecting the assignment of the 84.075% membership interest in Sapphire held collectively by them, with the remaining 15.925% to be delivered by the minority members of Sapphire at the Second Closing (as defined in the Sapphire MIPA) (collectively, the “Interest Assignments” and, together with the Escrowed HTHC Shares, the “Escrowed Property”). The Escrow Agent shall promptly acknowledge receipt of electronic copies of the Interest Assignments on the date hereof, and thereafter promptly upon receipt of the original Interest Assignments. The Interest Assignments shall at all times during the term of this Agreement be held in a fireproof safe not accessible to the public. The Interest Assignments shall be held by the Escrow Agent in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent shall not distribute or release the Interest Assignments except in accordance with the express terms and conditions of this Agreement.

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3. Release of Escrow.

(a) Pure CA Equity Consideration. The Pure CA Equity Consideration shall be released as follows:

(i) The Pure CA Equity Consideration shall be released to the Anacapa upon the consummation of the Second Closing (as defined in the Pure CA MIPA) and in accordance with a joint written instruction in the form attached as Exhibit A signed by each applicable party, a copy of which shall be simultaneously delivered to the Escrow Agent and each of the other Parties hereto.

(ii) In the event that the Pure CA MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Pure CA MIPA), the Pure CA Equity Consideration shall promptly be returned to HTHC.

(b) Calaveras Equity Consideration. The Calaveras Equity Consideration shall be released as follows:

(i) The Calaveras Equity Consideration shall be released to the Anacapa upon the consummation of the Second Closing (as defined in the Calaveras MIPA) and in accordance with a joint written instruction in the form attached as Exhibit A signed by each applicable party, a copy of which shall be simultaneously delivered to the Escrow Agent and each of the other Parties hereto.

(ii) In the event that the Calaveras MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Calaveras MIPA), the Calaveras Equity Consideration shall promptly be returned to HTHC.

(c) MLK Equity Consideration. The MLK Equity Consideration shall be released as follows:

(i) The MLK Equity Consideration shall be released to the MXY Ancillary upon the consummation of the Second Closing (as defined in the MLK MIPA) and in accordance with a joint written instruction in the form attached as Exhibit A signed by each applicable party, a copy of which shall be simultaneously delivered to the Escrow Agent and each of the other Parties hereto.

(ii) In the event that the MLK MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the MLK MIPA), the MLK Equity Consideration shall promptly be returned to HTHC.

(d) Sapphire Equity Consideration. The Sapphire Equity Consideration shall be released as follows:

(i) The Sapphire Equity Consideration shall be released to the Anacapa and MXY License upon the consummation of the Second Closing (as defined in the Sapphire MIPA) and in accordance with a joint written instruction in the form attached as Exhibit A signed by each applicable party, a copy of which shall be simultaneously delivered to the Escrow Agent and each of the other Parties hereto.

(ii) In the event that the Sapphire MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Sapphire MIPA), the Sapphire Equity Consideration shall promptly be returned to HTHC.

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(e) License Equity Consideration. The License Equity Consideration shall be released as follows:

(i) The License Equity Consideration shall be released to the Anacapa upon the consummation of the Second Closing (as defined in the Pure CA MIPA) and in accordance with a joint written instruction in the form attached as Exhibit A signed by each applicable party, a copy of which shall be simultaneously delivered to the Escrow Agent and each of the other Parties hereto.

(ii) In the event that the Pure CA MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Pure CA MIPA), the License Equity Consideration shall promptly be returned to HTHC.

(f) Pure CA Interest Assignment. The Pure CA Interest Assignment shall be released as follows:

(i) The Pure CA Interest Assignment shall be released to Buyer upon the consummation of the Second Closing (as defined in the Pure CA MIPA) and simultaneously with the release of the Pure CA Equity Consideration to Anacapa pursuant to the joint written instruction delivered pursuant to Section 3(a)(i).

(ii) In the event that the Pure CA MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Pure CA MIPA), the Pure CA Interest Assignment shall promptly be returned to Anacapa.

(g) Calaveras Interest Assignment. The Calaveras Interest Assignment shall be released as follows:

(i) The Calaveras Interest Assignment shall be released to Buyer upon the consummation of the Second Closing (as defined in the Calaveras MIPA) and simultaneously with the release of the Calaveras Equity Consideration to Anacapa pursuant to the joint written instruction delivered pursuant to Section 3(b)(i).

(ii) In the event that the Calaveras MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Calaveras MIPA), the Calaveras Interest Assignment shall promptly be returned to Anacapa.

(h) MLK Interest Assignment. The MLK Interest Assignment shall be released as follows:

(i) The MLK Interest Assignment shall be released to Buyer upon the consummation of the Second Closing (as defined in the MLK MIPA) and simultaneously with the release of the MLK Equity Consideration to MXY Ancillary pursuant to the joint written instruction delivered pursuant to Section 3(c)(i).

(ii) In the event that the MLK MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the MLK MIPA), the MLK Interest Assignment shall promptly be returned to MXY Ancillary.

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(i) Sapphire Interest Assignment. The Sapphire Interest Assignment shall be released as follows:

(i) The Sapphire Interest Assignment shall be released to Buyer upon the consummation of the Second Closing (as defined in the Sapphire MIPA) and simultaneously with the release of the Sapphire Equity Consideration to Anacapa and MXY License pursuant to the joint written instruction delivered pursuant to Section 3(d)(i).

(ii) In the event that the Sapphire MIPA is terminated in accordance with its terms prior to the consummation of the Second Closing (as defined in the Sapphire MIPA), the Sapphire Interest Assignment shall promptly be returned to Anacapa and MXY License.

(j) Arbitral or Court Awards. Notwithstanding any other provision in this Agreement to the contrary, the Escrow Agent shall disburse the Escrowed Property (or any portion thereof) in accordance with a notice from any party hereto of a certified copy of a final, non-appealable arbitral award or judgement from a court of competent jurisdiction, which award or judgment shall be accompanied by a written certification from counsel for the instructing Party attesting that such award or judgment is final and not subject to further proceedings or appeal, along with a written instruction from an authorized representative of the requesting party given to effectuate such award or judgment. The Escrow Agent shall be entitled to conclusively rely upon any such certification an instruction and shall have no responsibility to review the award or judgment to which such certification and instruction refers or to make any determination as to whether such award or judgment is final.

(k) Authorized Representative. Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Funds, must be in writing or set forth in a Portable Document Format (“PDF”) (including in a certificated DocuSign or other equivalent electronic signature platform), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Exhibit D (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the email address set forth in Section 13 below; provided, however, that the signature of any Authorized Representative may be in the form an electronic signature, including via DocuSign, so long as such electronic signature originates from the email address of the Authorized Representative set forth on Exhibit D. No instruction for or related to the transfer or distribution of the Escrow Funds shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day as a PDF attached to an email only at the email address set forth in Section 13 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Funds if delivered to any other email address, including but not limited to a valid email address of any employee of Escrow Agent.

(l) In the event transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3, the Escrow Agent is authorized to seek confirmation of such instructions by a telephone call-back to one of the Authorized Representatives of the signing party and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The Escrow Agent shall also be permitted to validate the release of Escrowed Property pursuant to Sections 3(a) through (i) with any Authorized Representative of any of the parties hereto prior to complying with the applicable joint written instruction. The persons and telephone numbers for call-backs may be changed only in a writing executed by an Authorized Representative of the applicable Party and actually received by the Escrow Agent as a PDF attached to an email.

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4. Inspection Rights. Each of the parties shall have the right to inspect and obtain copies of the records of the Escrow Agent pertaining to this Agreement and to receive reports of the status of the Escrow Account as and when requested, not to exceed once per month.

5. Termination. This Agreement shall terminate when all Escrowed Property has been distributed in accordance with Section 3 of this Agreement.

6. Conditions to Escrow. The Escrow Agent agrees to hold the Escrowed Property in trust and to perform in accordance with the terms and provisions of this Agreement. The parties agree that the Escrow Agent does not assume any responsibility for the failure of the parties to perform in accordance with the Transaction Agreements. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

(b) The Escrow Agent shall be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary or individual acting on behalf of another party hereto, which the Escrow Agent in good faith believes to be genuine, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, fiduciary’s or individual’s authority.

(c) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

(d) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable and documented costs of such counsel’s services shall be paid to the Escrow Agent in accordance with Section 11 below.

(e) The Escrow Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement, instrument or document.

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(f) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by the Parties as set forth herein or by a final and non-appealable arbitral award or order of a court of competent jurisdiction as set forth in Section 4(c) above. The Escrow Agent shall have the option, after five (5) days’ notice to the Parties of its intention to do so, to file an action in interpleader requiring the Parties to answer and litigate any claims and rights among themselves.

(g) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(h) The parties acknowledge and agree that the Escrow Agent is a law firm and not a professional financial services firm in the business of providing professional escrow agent services. Each of the parties hereto acknowledges and agrees that the Escrow Agent may have previously or may at any time hereafter have a business relationship with one or more of the Parties (or their directors, officers, or affiliates) that is unrelated to the transactions contemplated hereby. Each of the Parties irrevocably and unconditionally waives any and all claims of any conflict of interest in connection with the Escrow Agent’s professional representation of any such Party in any unrelated matter prior to, on, or after the date hereof.

(i) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ESCROW AGENT REPRESENTS HTHC AND BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS AND THAT, IN THE EVENT OF A DISPUTE AMONG THE PARTIES HERETO, WILL HAVE A DIRECT CONFLICT OF INTEREST AND SHALL IMMEDIATELY CEASE ANY REPRESENTATION OF EITHER PARTY. EACH OF THE PARTIES HERETO ACKNOWELDGE AND AGREE THE POTENTIAL OR ACTUAL EXISTENCE OF SUCH CONFLICT OF INTEREST AND PROVIDES ITS INFORMED, KNOWING, AND VOLUNTARY WAIVER OF ANY SUCH APPARENT OR ACTUAL CONFLICT OF INTEREST.

7. Resignation of Escrow Agent.

(a) The Escrow Agent reserves the right to resign at any time by giving ten 10 Business Days written notice of resignation, specifying the effective date thereof. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with the Escrowed Property and any and all related instruments or documents to any successor escrow agent agreeable to the Parties. If a successor escrow agent has not been appointed and has not accepted such appointment prior to the expiration of ten (10 Business Days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointment shall be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

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(b) Upon delivery of the Escrowed Property to a successor escrow agent in accordance with this Section 7, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of the Escrow Agent shall apply to any successor escrow agent.

8. Indemnification of Escrow Agent. Each of the Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Escrow Agent Indemnitees”) from and against any liabilities, losses, damages, claims, penalties, judgments, settlements, litigation, investigations, costs or expense (including, without limitation, reasonable and documented attorneys’ fees and experts and their staffs) (collectively, “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Escrow Agent Indemnitee, except in the case of any Escrow Agent Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Escrow Agent Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8 shall survive the resignation of the Escrow Agent or the termination of this Agreement, except to the extent such liability, loss, damage or expense arises from its willful misconduct or gross negligence.

9. Taxes. The parties shall be solely responsible for any and all tax obligations, including any stamp taxes, due or owing in respect of the Escrowed Property and Escrow Agent bears no liability or obligation with respect thereto.

10. Business Days. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding Business Day.

11. Escrow Costs. The Escrow Agent agrees to serve as Escrow Agent in accordance with the fee schedule attached as Exhibit E hereto.

12. Force Majeure. No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control (“Force Majeure Events”), including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances. The party suffering a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

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13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14). Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.

If to the Escrow Agent:	SMB Law Group LLP
Attention: Kevin S. Henderson, Esq.
117 Sand Point Court
Coppell, Texas 75019
kevin@smblaw.group
(214) 415-9109

If to HTHC or HT Red LLC:	Hightimes Holding Corp.
Attention: Chief Executive Officer
2110 Narcissus Ct.
Venice, CA 90291
Phone: +1 (844) 933-3287
Email: paul@hightimes.com

If to MXY Holdings, Anacapa,	[INSERT NAME]
MXY Ancillary or MXY License	Attention: [INSERT NAME]
[INSERT ADDRESS]
[INSERT ADDRESS]
[INSERT EMAIL ADDRESS]
[INSERT PHONE NUMBER]

14. Entire Agreement. This Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency between the statements in the body of this Agreement and those of the Purchase Agreement, (i) with respect to any inconsistency as between the Parties, the statements in the body of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and any Party, on the other hand, the statements in the body of this Agreement shall control.

15. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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17. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Texas in each case located in the city of Dallas and County of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

HIGHTIMES HOLDING CORP.,
a Delaware corporation

/s/ Paul Henderson
By:	Paul Henderson
Title:	Chief Executive Officer

HT RED LLC,
a Delaware limited liability company

/s/ Paul Henderson
By:	Paul Henderson
Title:	Chief Executive Officer

MXY HOLDINGS INC.,
a Delaware corporation

/s/ Jordan Lams
By:	Jordan Lams
Title:	Chief Executive Officer

ANACAPA CA LLC,
a California limited liability company

/s/ Jordan Lams
By:	Jordan Lams
Title:	Chief Executive Officer

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

MXY ANCILLARY HOLDINGS LLC,
a Nevada limited liability company

/s/ Jordan Lams
By:	Jordan Lams
Title:	Chief Executive Officer

MXY LICENSE HOLDINGS LLC,
a Nevada limited liability company

/s/ Jordan Lams
By:	Jordan Lams
Title:	Chief Executive Officer

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

ESCROW AGENT:

SMB LAW GROUP LLP,
a Texas limited liability partnership

By:	K. Henderson Law PLLC, a Texas professional limited liability company,
Its:	Partner

/s/ Kevin S. Henderson, Esq.
By:	Kevin S. Henderson, Esq.
Title:	Partner

[Signature Page to Escrow Agreement]

EXHIBIT A

Form of Joint Written Instruction

SMB Law Group LLP
117 Sand Point Court
Coppell, Texas 75019
kevin@smblaw.group

Date: [______], 202_

Re: Escrow Agreement, dated November 1, 2022

Dear Sir:

We refer to that certain Escrow Agreement, dated November 1, 2022, by and among Hightimes Holding Corp., HT Red LLC, MXY Holdings Inc., [INSERT PARTY A NAME], [INSERT PARTY B NAME], [INSERT PARTY C NAME], and SMB Law Group LLP, as Escrow Agent (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

The undersigned Authorized Representatives hereby instruct the Escrow Agent, on behalf of the Parties pursuant to Section 3(a) of the Escrow Agreement, to release the following Escrowed Property as instructed below:

To [RECIPIENT]:	[IDENTIFY EQUITY CONSIDERATION TO BE RELEASED]

To HT Red LLC:	[IDENTIFY INTEREST ASSIGNMENT TO BE RELEASED]

[INSERT PARTY A NAME]:		HT RED LLC:

Name:	Jordan Lams	Name:	Paul Henderson
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[INSERT PARTY A NAME]:		HIGHTIMES HOLDING CORP.:

Name:	Jordan Lams	Name:	Paul Henderson
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT D

Designation of Authorized Persons

HIGHTIMES HOLDING CORP.

Name	Telephone Number	Email	Signature

1.
2.

HT RED LLC

Name	Telephone Number	Email	Signature

1.
2.

MXY HOLDINGS INC.

Name	Telephone Number	Email	Signature

1.
2.

ANACAPA CA LLC

Name	Telephone Number	Email	Signature

1.
2.

MXY ACNILLARY HOLDINGS LLC

Name	Telephone Number	Email	Signature

1.
2.

MXY LICENSE HOLDINGS LLC

Name	Telephone Number	Email	Signature

1.
2.

EXHIBIT E

Escrow Agent Fees

None